EXHIBIT 10.4
                              Employment Agreement

This Employment Agreement ("Agreement") is made as of this First day of March, 1999, by and between NDC Automation, Inc., a Delaware corporation with its principal offices located at 3101 Latrobe Drive, Charlotte, North Carolina 28211 ("Company") and Claude Imbleau, an individual residing at 5015 Hardison Road, Charlotte, North Carolina, 28226. ("Employee")

1. Statement of Background, Purpose and Intent.

Employee was appointed Chief Financial Officer (CFO) by the Company's Board of Directors ("BOD"). The purpose of this Agreement is to outline all terms, conditions and duties of this position.

2. Employment.

Company hereby employs Employee and Employee accepts such employment pursuant to the terms and conditions of this Agreement.

3. Duties.

Employee shall serve as the Chief Financial Officer (CFO) of the Company and shall perform diligently and conscientiously and to the best of his ability those executive duties as are customarily rendered by and required of a Chief Financial Officer, and as the Company's President may reasonably require. Employee shall at an times discharge his duties in consultation with and under the supervision of the Company President. Employee shall serve the Company faithfully and shall comply with all applicable laws, the Company's policies and procedures and prevailing commercial and industrial practices, in that order. Employee shall also discharge specific duties as directed by the Company President or the Board of Directors (BOD).

4. Full - time services.

Employee shall devote his full time, attention and best efforts to the Company's business. During the term of this Agreement, Employee shall not engage in any other business activity which would interfere with his ability to devote all time reasonably necessary to satisfactorily discharge his duties to the Company.

5. Compensation.

5.1 Base salary

Company shall pay Employee for all services rendered with a current salary of one hundred thousand dollars ($100,000) per year, payable in equal bi-monthly installments. Salary payments shall be subject to withholding and applicable taxes. Company may adjust Employee's salary each year after review by the Compensation Committee. In no event shall Employee's salary be made less than the current salary without the written consent of the Employee.

5.2 Bonus and Stock options.

The Compensation Committee will establish a yearly bonus and/or stock option plan for Employee. The Compensation Committee will set the performance goal requirements necessary to qualify for the bonus or stock options. The minimum bonus opportunity will be equal to 20% of the current annual salary.

6. Benefits.

6.1 Insurance and general benefits.

Company shall purchase and maintain in effect during the term hereof, major medical, health and dental insurance for Employee and his immediate family, immediate family being defined as spouse and dependent children under the age of 19 or until age 26 if a full time student. Life and long term disability insurance shall be maintained in conformance with Company policy for all employees and executive officers. The death benefit for any life insurance shall not be less than one (1) year's salary plus $20,000.00. Employee shall be eligible to participate in any other employee benefit which the BOD may, from time to time, make available to executives or other employees of Company.

7. Vacation and Holidays.

Employee shall be entitled to a minimum of four (4) weeks annual paid vacation during the term of this Agreement. Additional vacation time may be granted as recommended by the President and approved by the BOD. Employee's vacation shall be planned and coordinated with the other executives of the Company. In



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addition, Employee shall be entitled to the same paid holidays, sick and personal time as are available to all other employees of the Company pursuant to its then current policies and procedures.

8. Automobile.

 Company shall provide Employee with an automobile for his use. The Company furnished automobile shall be not more than the cost equivalent of a standard full-size automobile. The Company shall pay for appropriate insurance, all maintenance and operating costs. In the event this Agreement expires or terminates for any reason, except Employee's discharge for cause, the Company shall continue to provide Employee with the use and maintenance of the automobile for a period of up to one (1) year.

9. Working facilities.

Employee shall have an adequate private office in the Company's headquarters building and other facilities and services appropriate for his position and for the execution of his duties.

10. Expenses.

The Company shall reimburse Employee for all actual and reasonable business related expenses incurred in the performance of his duties hereunder. Reimbursement shall be pursuant to the Company's then current policies and procedures and shall require an accounting by Employee, including presentation of receipts and vouchers. If the Company requires Employee to attend functions at which a presence of a spouse or guest is expected and appropriate, then The Company shall pay the expenses of such accompanying persons' actual and reasonable expenses.

11. Restrictive covenants.

11.1 Employee acknowledges that the Company may have proprietary and confidential information constituting protectable trade secrets under applicable law. As to any such protectable trade secrets, Employee covenants and agrees (all of which covenants and agreements shall survive the expiration or termination of this Agreement) that during the term of this Agreement and for three (3) years after its expiration or termination, Employee shall keep confidential and shall not use or disclose (except as necessary to discharge his duties hereunder) any such trade secrets.

11.2 Employee agrees that during the term of this Agreement and for one year after its expiration or termination for any reason, he will not take any action or make any statement, the natural consequence of which would be to discredit the reputation of the Company or its products or services. If the Employee is terminated, the Company agrees that it will in the case of inquiries, only provide dates of employment and position (s) held while working for the Company.

11 .3 During the term of his Agreement and for a period of one year after its expiration or termination, Employee shall not be employed by, render services to, own, advise or assist (whether as an employee, officer, director, agent, consultant or independent contractor) any business activity or entity located in the Restricted Territory, which competes with the Company, provided this provision and restriction shall apply only in the event Employee is terminated for cause as provided in paragraph 14.1 or in the event of Employee's voluntary termination of the Agreement pursuant to paragraph 13, provided Employee receives the payments and benefits provided in paragraph 13.2.

For purposes of this paragraph 11.3, a business shall be deemed to compete with the Company if the business activity which the Employee primarily assists is to provide engineering services and/or electronic guidance and control equipment to manufacturers, or other providers of automated guided vehicle systems (AGVS) located in North America to commercial, institutional or industrial end users. Employee shall not be deemed to have violated this covenant if he accepts employment by or renders services to any company now affiliated with the Company by significant common ownership or control.

Employee acknowledges that any breach of this Agreement could cause the Company irreparable harm and, in the event of any breach or impending breach, the Company shall be entitled to the issuance of a restraining order, preliminary or permanent injunction, restraining or enjoining such breach by Employee or any entity or person acting in concert with Employee. Such remedy shall be additional to and not in limitation of any other remedy which may be otherwise available to the Company.

For purpose of this paragraph 11.3, the phrase "Restricted Territory" shall mean the largest territory which may be judicially enforced of the following:

(a) North America;
(b) the United States of America; and
(c) the State of North Carolina.

11.4 For as long as this Agreement is in effect and for a period of one year



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after its expiration or termination, except pursuant to paragraph 13, Employee shall not solicit, induce, aid, or suggest or counsel any employees, consultants to other persons having substantial contractual relationship with the Company to leave such employment, cease counseling or terminate such contractual relationships with the Company.

12. Termination on Account of Death or Disability.

The Company shall have the right to terminate this Agreement in the event of Employee's death, or if Employee becomes permanently and totally disabled or if Employee becomes partially disabled for a period exceeding twenty-four (24) consecutive months. The Company shall provide and maintain disability insurance coverage for Employee as outlined in Article 6.1.

For the purposes of this Agreement, total disability shall mean the inability to perform satisfactorily Employee's regular duties for at least sixty-five (65%) of Employee's full-time work week and Employee is eligible to collect insurance benefits. Partial disability shall mean the inability to perform consistently and satisfactorily Employee's regular duties for at least eighty percent (80%), but not less than sixty-five percent (65%), of Employee's full-time work week.

Any total disability which continues without interruption for three (3) consecutive months or for a total of four (4) months in any six (6) consecutive months shall be deemed permanent, unless in the written medical opinion of the physician primarily responsible for the medical treatment of Employee, Employee will be able to resume performing consistently his regular, full-time duties within a period of six (6) months from the date on which the period of total disability commenced. In any event, if total disability exists for a period of one year, the Company shall thereafter no longer be obligated to pay any compensation to Employee or, if partial disability continues for a period of twenty-four (24) consecutive months, then the Company shall be entitled to reduce Employee's compensation proportionately to his disability, in either case until Employee resumes his full-time duties.

13. Termination in the Event of Change in Control or of Termination of Business.

13.1 Notwithstanding anything in this Agreement to the contrary, Employee may terminate this Agreement by giving thirty (30) days written notice thereof to the Company at any time within six months following the occurrence of any of the following events (each, a Change of Control or Termination of Business):

13.1.1 The Company sells all or substantially all of its assets to a single purchaser or group of associated purchasers in a single transaction or series of related transactions;

13.1.2 At least fitly (50%) of the outstanding voting shares of the Company are sold, exchanged or otherwise disposed of in a single transaction or a series of related transactions;

13.1.3 The Company terminates its business or liquidates its assets; or

13.1.4 There is a merger or consolidation of the Company in a single transaction or series of related transactions pursuant to which the Company's shareholders receive less than fifty percent (50%) of the outstanding voting shares in the surviving corporation.

13.2 In the event a Change of Control according to paragraphs 13.1.1, 13.1.2,
13.1.3 and 13.1.4 occurs and Employee elects to terminate this Agreement, the Company shall pay severance equal to twelve (12) months base salary plus health benefits in accordance with current labor laws. Severance pay shall be paid out in equal monthly payments for twelve (12) months.

14 Term and Termination.

14.1 Except as provided in this section 14.1 or in Articles 12 or 13, this Agreement shall continue in full force and effect for a period of three (3) years beginning on the date hereof. Following the expiration of the initial three (3) year term, this Agreement shall renew for successive one (1) year terms unless the Company gives written notice to the Employee at least three (3) months prior to the expiration of the current term of employment. Notwithstanding the above, Employee may terminate this Agreement for any reason at any time. In such case no severance, salary or other reimbursement will be paid to employee after his resignation. The Company may terminate Employee and this Agreement only for cause, which shall mean conviction of a felony, malfeasance in office, a material breach of this Agreement or unsatisfactory performance of his duties as determined by a vote of the Company's BOD. Employee shall not be dismissed for cause except upon a majority vote of the Company's BOD.

14.2 Employee shall be entitled to retain all unexercised, unexpired stock options previously granted him, and may exercise them thereafter, according to their terms and the terms of the Stock Option Plan pursuant to which they were issued, despite the expiration or termination of this Agreement for any reason.

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14.3 In the event the Company elects not to renew Employee's contract as provided in 14.1, or Employee elects to terminate his Employment because of an event as outlined in paragraph 13, Employee will receive severance equal to twelve (12) months base salary plus health benefits in accordance with current labor laws. Severance pay shall be paid out in equal monthly payments for twelve
(12) months, and may be withheld by the Company during any period oftime in which Employee is in violation of his covenants under Article 11 .(Restrictive covenants)

14.4 The Company shall provide adequate Director and Officer liability insurance for Employee for the full term of this Agreement and for five (5) years after its expiration or termination.

14.5 In the event this Agreement expires or terminates for any reason, the parties agree not to make any public statement concerning the same without the approval of the other.

15. Arbitration

Any claim or controversy arising out of or related to this Agreement, or its breach (except an action seeking a restraining order or injunction pursuant to Paragraph 11.3), shall be finally settled by binding arbitration in the City of Charlotte, North Carolina, in accordance with the then governing rules of the American Arbitration Association, Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. This Agreement shall be interpreted and construed according to the laws of the State of North Carolina. If the Arbitration panel rules in favor of the Employee, all costs for the arbitration shall be borne by the Company. If the Arbitration panel rules in favor ofthe Company, the costs for the arbitration shall be shared between the two parties on a 50/50 basis. Each side shall, in any event, bear the cost of its own legal counsel.

16. Assignment

This Agreement shall be binding upon the Company, its successors and assigns, but it may not be assigned by the Company except as part of a general assignment or conveyance by the Company of substantially all of its assets or business. This Agreement may not be assigned by Employee.

17. Entire Agreement

This Agreement constitutes the complete understanding of the parties, all prior agreement representation and discussions being merged herein. This Agreement may not be changed or amended orally, but only by a written agreement signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals, under seal, as of the First day of March 1999.

EMPLOYEE                                  NDC AUTOMATION, INC.


/s/ Claude Imbleau                        /s/ Goran Netzler, Chairman


ATTEST;
/s/ Jan Jutander, Director, NDC Automation Inc.





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